Exhibit 3.7

SECOND AMENDMENT

TO THE

FIRST AMENDED AND RESTATED BYLAWS

OF

WYNN LAS VEGAS CAPITAL CORP.

The First Amended and Restated Bylaws of Wynn Las Vegas Capital Corp., a Nevada corporation (the “Corporation”), adopted by the Board of Directors and sole stockholder of the Corporation on October 21, 2002, as amended on December 9, 2002 (the “Bylaws”), have been amended as follows, which amendment is effective as of the 14th day of December, 2004:

(A) Section 2.01 of Article II of the Bylaws is hereby replaced in its entirety with the following:

“Section 2.01 Number, Tenure, and Qualifications. Unless a larger number is required by the laws of the State of Nevada or the Articles of Incorporation or until changed in the manner provided herein, the Board of Directors of the corporation shall consist of at least one (1) individual and not more than thirteen (13) individuals. Except as provided in Section 2.06 below, the directors shall be elected at the annual meeting of the stockholders of the corporation and shall hold office until their successors are elected and qualify or until their earlier resignation or removal. A director need not be a stockholder of the corporation.”

(B) Article X of the Bylaws is hereby replaced in its entirety with the following:

“ARTICLE X

CONDUCT AND SEPARATENESS COVENANTS

The corporation shall conduct business in its own name and hold itself out as a separate entity, and correct any known misunderstanding regarding its separate identity.”

CERTIFICATION

The undersigned, as the duly elected Secretary of Wynn Las Vegas Capital Corp., a Nevada corporation (the “Corporation”), does hereby certify that the Board of Directors and the sole stockholder of the Corporation adopted the foregoing Second Amendment to the First Amended and Restated Bylaws as of the 9th day of December, 2004, and that such amendment is effective as of the 14th day of December 2004.

/s/ Marc H. Rubinstein
Marc H. Rubinstein, Secretary